CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated October 24, 2013, relating to the financial statements of Pine Grove Alternative Institutional Fund appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to our Firm under the caption “Independent Registered Public Accounting Firm” in such Registration Statement.

Roseland, New Jersey

October 24, 2013

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-189791 on Form N-2 of Pine Grove Alternative Institutional Fund of our report dated June 28, 2013, relating to the financial statements of Pine Grove Institutional Partners II Ltd., appearing in Exhibit (s)(2), which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

October 24, 2013